Filed in the Office of	Business Number E8998482020-3
Barbara K. Cegavske	Filing Number 20211583623
Secretary of State State Of Nevada	Filed On 7/6/2021 8:00:00 AM
	Number of Pages 1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

SensaSure Technologies Inc.

2. Description of the original document for which correction is being made:

Original Articles of Incorporation

3. Filing date of the original document for which correction is being made: 09/08/2020

4. Description of the inaccuracy or defect:

Article 8. Authorized Shares. The par value of the Common Stock and the Preferred Stock was incorrect.

5. Correction of the inaccuracy or defect:

Article 8. Authorized Stock Common 250,000,000 shares par value $.01
Article 8. Authorized Stock Preferred 5,000,000 shares par value $.01
Article 8. Authorized Stock Preferred 5,000,000 shares par value $.01

6. Signature:

X *[signature]*

Authorized Signature	Secretary Director **Title ***	07/06/2021 **Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.